Exhibit 99.1

FOR IMMEDIATE RELEASE/May 18, 2011

Anthony S. Marucci	Avery W. Catlin	For Media:
President and CEO	Chief Financial Officer	Matthew Driscoll
Celldex Therapeutics, Inc.	Celldex Therapeutics, Inc.	BMC Communications Group
(781) 433-0771	(781) 433-0771	(212) 477-9007 x20
	IR@celldextherapeutics.com	mdriscoll@bmccommunications.com

Celldex Prices Public Offering of Common Stock

NEEDHAM, MA (May 18, 2011):  Celldex Therapeutics, Inc. (Nasdaq: CLDX) today announced the pricing of an underwritten public offering of 10,000,000 shares of its common stock, offered at a price to the public of $3.15 per share for an aggregate offering of $31,500,000 of common stock. The proceeds to Celldex from this offering are expected to be $29,355,000, after deducting underwriting discounts and commissions and other estimated offering expenses payable by Celldex. Celldex has granted the underwriters a 30-day option to purchase up to an aggregate of 1,500,000 additional shares of common stock to cover over-allotments, if any. All of the shares in the offering are to be sold by Celldex. The offering is expected to close on or about May 23, 2011, subject to customary closing conditions.

Jefferies & Company, Inc. is acting as the sole book-running manager of the offering. Wedbush Securities Inc., Brean Murray, Carret & Co. and Roth Capital Partners, LLC are acting as co-managers of the offering.

Celldex anticipates using the net proceeds from the offering to fund Celldex’s clinical trials of its product candidates and for working capital and other general corporate purposes.

A shelf registration statement relating to the shares was filed with the Securities and Exchange Commission and is effective. A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s website located at www.sec.gov. Copies of the final prospectus supplement relating to these securities, when available, may be obtained from Equity Syndicate Prospectus Department, Jefferies & Company, Inc., 520 Madison Avenue, 12th Floor, New York, NY, 10022, at 877-547-6340, and at Prospectus_Department@Jefferies.com.

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119 FOURTH AVENUE   NEEDHAM, MA  02494-2725 USA   781-433-0771   FAX  781-433-0262

www.celldextherapeutics.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Celldex Therapeutics, Inc.

Celldex Therapeutics is the first antibody-based combination immunotherapy company. Celldex has a pipeline of drug candidates in development for the treatment of cancer and other difficult-to-treat diseases based on its antibody focused Precision Targeted Immunotherapy Platform. The PTI Platform is a complementary portfolio of monoclonal antibodies, antibody-targeted vaccines and immunomodulators used in optimal combinations to create novel disease-specific drug candidates.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:  This announcement contains “forward-looking statements” such as those, among others, relating to Celldex’s expectations regarding the completion and timing of the closing of the public offering and its anticipated use of net proceeds from the offering. These statements are subject to significant risks and uncertainties, actual results could differ materially from those projected and Celldex cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the public offering. There can be no assurance that Celldex will be able to complete the public offering on the anticipated terms, or at all. Risks and uncertainties relating to Celldex and its business can be found in the “Risk Factors” section of Celldex’s Form 10-K, filed with the SEC on March 9, 2011, and in the preliminary prospectus supplement and related prospectus relating to the proposed offering to be filed with the SEC. Celldex undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Celldex’s expectations.

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